Exhibit 4.1
GLOBAL SENIOR NOTE
SYNOVUS BANK
2.289% Fixed-to-Floating Rate Senior Bank Note due 2023
THIS OBLIGATION IS NOT A DEPOSIT AND IS NOT INSURED BY OR GUARANTEED BY THE UNITED STATES OR ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES, INCLUDING THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE “FDIC”).
THIS NOTE IS A DIRECT, UNCONDITIONAL, UNSECURED AND UNSUBORDINATED GENERAL OBLIGATION OF THE ISSUER. THE OBLIGATIONS EVIDENCED BY THIS NOTE RANK PARI PASSU WITH ALL OTHER SENIOR UNSECURED AND UNSUBORDINATED OBLIGATIONS OF THE ISSUER, EXCEPT OBLIGATIONS, INCLUDING ITS DOMESTIC (U.S.) DEPOSITS, THAT ARE SUBJECT TO ANY PRIORITIES OR PREFERENCES UNDER APPLICABLE LAW.
THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.
THIS 2.289% FIXED-TO-FLOATING RATE SENIOR BANK NOTE DUE FEBRUARY 10, 2023 (THIS “NOTE”) IS REGISTERED IN THE NAME OF CEDE & CO., THE NOMINEE OF THE DEPOSITORY TRUST COMPANY (THE “DEPOSITORY”), 55 WATER STREET, NEW YORK, NEW YORK, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE NOMINEE OF THE DEPOSITORY TO ANOTHER NOMINEE OF THE DEPOSITORY OR TO THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY UNLESS AND UNTIL THIS NOTE IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., AS ISSUING AND PAYING AGENT, CALCULATION AGENT AND NOTE REGISTRAR OR ANY DULY APPOINTED SUCCESSOR ISSUING AND PAYING AGENT, CALCULATION AGENT AND NOTE REGISTRAR (THE “AGENT”) FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED IN WRITING BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED IN WRITING BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
THIS NOTE IS NOT AN OBLIGATION OF OR GUARANTEED BY SYNOVUS FINANCIAL CORP. OR ANY OTHER AFFILIATE OF SYNOVUS FINANCIAL CORP. OTHER THAN THE ISSUER.

THIS NOTE IS SOLD IN MINIMUM DENOMINATIONS AS NOTED HEREIN AND CANNOT BE EXCHANGED FOR NOTES IN SMALLER DENOMINATIONS. EACH OWNER OF A BENEFICIAL INTEREST IN THIS NOTE IS REQUIRED TO HOLD A BENEFICIAL INTEREST OF A PRINCIPAL AMOUNT OF THIS NOTE EQUAL TO THE MINIMUM AUTHORIZED DENOMINATION AT ALL TIMES.

Registered	Principal Amount:	$400,000,000
No. R-1	CUSIP:	87164D QS2

SYNOVUS BANK
2.289% Fixed-to-Floating Rate Senior Bank Notes due 2023
1.Payment; Calculation of Interest.
(a)    SYNOVUS BANK, a Georgia state-chartered bank (the “Issuer,” which term includes any successor corporation), for value received, hereby promises to pay to Cede & Co., as nominee for The Depository Trust Company, or its registered assigns, the principal sum of FOUR HUNDRED MILLION DOLLARS ($400,000,000) on February 10, 2023 (the “Maturity Date”) and to pay interest thereon from and including February 12, 2020 or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for.
The Issuer promises to pay interest on said principal sum (i) from and including February 12, 2020 to, but excluding, February 10, 2022 (the “Fixed Rate Period”), at a fixed rate of 2.289% per annum, semi-annually in arrears, on February 10 and August 10 of each year (each such date, a “Fixed Rate Interest Payment Date”), commencing on August 10, 2020, and (ii) from, and including February 10, 2022 to but excluding the Maturity Date (the “Floating Rate Period”), at a rate equal to the Base Rate (as defined and computed below) plus 0.945% (the “Spread”), quarterly in arrears, on the second Business Day (as defined below) following each Floating Rate Interest Period End-Date (as defined below) (each such Business Day, a “Floating Rate Interest Payment Date” and together with any Fixed Rate Period Payment Date, an “Interest Payment Date”), until the principal hereof is paid or made available for payment.
(b)    During the Fixed Rate Period, interest shall be paid on the basis of a 360-day year consisting of twelve 30-day months. If any date on which interest is payable is not a Business Day, the payment of the interest payable on that date shall be made on the next day that is a Business Day with the same force and effect as if made on the date such payment were due, and no interest shall accrue on the amount payable for the period from and after such Fixed Rate Interest Payment Date.
(c)    During the Floating Rate Period, interest shall be paid on the basis of a 360-day year and the actual number of days elapsed; provided that the Floating Rate Interest Payment Date with respect to the final Floating Rate Interest Payment Period shall be the Maturity Date. If the scheduled Maturity Date falls on a day that is not a Business Day, the payment of principal and interest will be made on the next succeeding Business Day, but interest on that payment will not accrue during the period from and after the scheduled Maturity Date.

(d)    For purposes of Section 1 of this Note, and in calculating the interest to be paid during the Floating Rate Period:
A “Floating Rate Interest Payment Period End-Date” means February 10, May 10, August 10 and November 10 in each year, commencing on May 10, 2022 and ending on the Maturity Date; provided that if any scheduled Floating Rate Interest Payment Period End-Date, other than the Maturity Date, falls on a day that is not a Business Day, it shall be postponed to the following Business Day, except that, if that Business Day would fall in the next calendar month, such Floating Rate Interest Payment Period End-Date shall be the immediately preceding Business Day. If the scheduled final Floating Rate Interest Payment Period End-Date (i.e., the Maturity Date) falls on a day that is not a Business Day, the payment of principal and interest shall be made on the next succeeding Business Day, but interest on that payment will not accrue during the period from and after the scheduled final Floating Rate Interest Payment Period End-Date.
With respect to a Floating Rate Interest Payment Date, a “Floating Rate Interest Payment Period” means the period from and including the second most recent Floating Rate Interest Payment Period End-Date (or from and including February 10, 2022 in the case of the first Floating Rate Interest Payment Period) to but excluding the immediately preceding Floating Rate Interest Payment Period End-Date. Notwithstanding the above: (x) the Floating Rate Interest Payment Period with respect to the final Floating Rate Interest Payment Date (i.e., the Maturity Date) shall be the period from and including the second-to-last Floating Rate Interest Payment Period End-Date to but excluding the Maturity Date and (y) with respect to such final Floating Rate Interest Payment Period, the level of SOFR (as defined below) for each calendar day in the period from and including the Floating Rate Cut-Off Date (as defined below) shall be the level of SOFR in respect of such Floating Rate Cut-Off Date.
The “Floating Rate Cut-Off Date” means the second U.S. Government Securities Business Day prior to the Maturity Date.
A “U.S. Government Securities Business Day” means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.
(e)    During the Floating Rate Period, the Index Maturity for the Notes shall be daily.
(f)    During the Floating Rate Period, the Base Rate shall be SOFR compounded daily over the applicable quarterly Floating Rate Interest Payment Period in accordance with the specific formula described in Section 1(h) of this Note below. As further described in Section 1(h) of this Note below, (x) in determining the Base Rate for a U.S. Government Securities Business Day, the Base Rate generally will be the rate in respect of such day that is provided on the following U.S. Government Securities Business Day and (y) in determining the Base Rate for any other day, such as a Saturday, Sunday or holiday, the Base Rate generally will be the rate in respect of the immediately preceding U.S. Government

Securities Business Day that is provided on the following U.S. Government Securities Business Day.
(g)    The “Spread” is the number of basis points (one one-hundredth of a percentage point) specified above to be added to the accrued interest compounding factor for a Floating Rate Interest Payment Period. The amount of interest accrued and payable on the Notes for each Floating Rate Interest Payment Period will be equal to the outstanding principal amount of the Notes multiplied by the product of: (x) the sum of the accrued interest compounding factor plus the Spread for the relevant Floating Rate Interest Payment Period, multiplied by (y) the quotient obtained by dividing the actual number of calendar days in such Floating Rate Interest Payment Period by 360.
Notwithstanding the foregoing, in no event will the interest rate payable for any Floating Rate Interest Payment Period be less than zero percent.
(h)    On each Floating Rate Interest Payment Date, accrued interest will be paid for the most recently completed Floating Rate Interest Payment Period. During each Floating Rate Period, interest on the Notes will accrue from and including the most recent Floating Rate Interest Payment Period End-Date to which interest has been paid or duly provided for, or from and including February 10, 2022 in the case of the first Floating Rate Interest Payment Period. Interest will accrue to but excluding the next Floating Rate Interest Payment Period End-Date.
During each Floating Rate Period, The Bank of New York Mellon Trust Company, N.A., acting as Calculation Agent, will notify the paying agent of each determination of the interest rate applicable to the Notes promptly after the determination is made.
With respect to any Floating Rate Interest Payment Period, the accrued interest compounding factor means the rate of return of a daily compound interest investment computed in accordance with the following formula (with the resulting percentage rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005 being rounded upwards to 0.00001):
Where:
“d0”, for any Floating Rate Interest Payment Period, is the number of U.S. Government Securities Business Days in the relevant Floating Rate Interest Payment Period.
“i” is a series of whole numbers from one to d0, each representing the relevant U.S. Government Securities Business Days in chronological order from, and including, the first U.S. Government Securities Business Day in the relevant Floating Rate Interest Payment Period.
“SOFRi”, for any day “i” in the relevant Floating Rate Interest Payment Period, is a reference rate equal to SOFR in respect of that day.

“ni” is the number of calendar days in the relevant Floating Rate Interest Payment Period on which the rate is SOFRi.
“d” is the number of calendar days in the relevant Floating Rate Interest Payment Period.
For these calculations, the interest rate in effect on any U.S. Government Securities Business Day will be the applicable rate as reset on that date. The interest rate applicable to any other day is the interest rate from the immediately preceding U.S. Government Securities Business Day.
“SOFR” means, with respect to any U.S. Government Securities Business Day:
(1)    the Secured Overnight Financing Rate in respect of such U.S. Government Securities Business Day as provided by the New York Federal Reserve, as the administrator of such rate (or a successor administrator) on the New York Federal Reserve’s Website on or about 5:00 p.m. (New York time) on the U.S. Government Securities Business Day immediately following such U.S. Government Securities Business Day; or
(2)    if the Secured Overnight Financing Rate in respect of such U.S. Government Securities Business Day does not appear as specified in paragraph (1), unless both a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the Secured Overnight Financing Rate in respect of the last U.S. Government Securities Business Day for which such rate was published on the New York Federal Reserve’s Website; or
(3)    if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred:
•the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment; or
•    the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or
•    the sum of: (a) the alternate rate of interest that has been selected by the Issuer or its designee as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

(i)    In connection with the SOFR definition above, the following definitions apply:
“Benchmark” means the Secured Overnight Financing Rate with the Index Maturity specified above; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Secured Overnight Financing Rate with the Index Maturity specified above or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.
“Benchmark Replacement” means the first alternative set forth in the order presented in clause (3) of the definition of “SOFR” that can be determined by the Issuer or its designee as of the Benchmark Replacement Date. In connection with the implementation of a Benchmark Replacement, the Issuer or its designee will have the right to make Benchmark Replacement Conforming Changes from time to time.
“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Issuer or its designee as of the Benchmark Replacement Date:
(1)    the Spread adjustment, or method for calculating or determining such Spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;
(2)    if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; or
(3)    the Spread adjustment (which may be a positive or negative value or zero), that has been selected by the Issuer or its designee giving due consideration to any industry-accepted Spread adjustment, or method for calculating or determining such Spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Floating Rate Interest Payment Period” and “Floating Rate Interest Payment Period End-Date,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Issuer or its designee decide may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Issuer or its designee decide that adoption of any portion of such market practice is not administratively feasible or if the Issuer or its designee determine that no market practice for use of the Benchmark Replacement exists, in such other manner as the Issuer or its designee determine is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.
“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.
“ISDA Fallback Adjustment” means the Spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.
“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.
“New York Federal Reserve” means the Federal Reserve Bank of New York. “New York Federal Reserve’s Website” means the website of the New York Federal Reserve, currently at http://www.newyorkfed.org, or any successor source.
“Reference Time” with respect to any determination of the Benchmark means the time determined by the Issuer or its designee in accordance with the Benchmark Replacement Conforming Changes.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
For the avoidance of doubt in no event shall the Agent be the Issuer’s designee.
In no event shall the Agent be responsible for determining any substitute for the Secured Overnight Financing Rate, or for making any adjustments to any alternative benchmark or spread thereon, the business day convention, interest determination dates or any other relevant methodology for calculating any such substitute or successor benchmark. In connection with the foregoing, the Agent will be entitled to conclusively rely on any determinations made by the Issuer or its designee and will have no liability for such actions taken at the direction of the Issuer.
If the Issuer’s designee is unable to determine whether a Benchmark Transition Event has occurred and/or has not selected the Benchmark Replacement, then, in such case the Issuer shall make such determination or select the Benchmark Replacement, as the case may be.
If a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, any determination, decision or election that may be made by the Issuer or its designee pursuant to this Section 1(i), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:
•    will be conclusive and binding absent manifest error;
•    will be made in the Issuer’s or the Issuer’s designee’s sole discretion; and
•    notwithstanding anything to the contrary in the documentation relating to the Notes, shall become effective without consent from the Holders of the Notes or any other party.
The Agent shall have no liability for any determination made by or on behalf of the Issuer or its designee in connection with a Benchmark Transition Event or a Benchmark Replacement.
(j)    Unless the certificate of authentication hereon has been executed by the Agent by the manual signature of one of its authorized signatories, this Note shall not be valid or obligatory for any purpose.
2.    Senior Notes, Noteholders, Agency Agreement. This Note is one of a duly authorized issue of notes of the Issuer designated as 2.289% Fixed-to-Floating Rate Senior Bank Notes due February 10, 2023 (collectively, the “Notes”), initially limited in aggregate principal amount to $400,000,000 (as adjusted in accordance with Schedule 1 hereto). The Issuer, for the benefit of the holders from time to time of the Notes (collectively, the “Noteholders”), has entered into an Issuing, Calculation and Paying Agency Agreement, dated as of February 12, 2020 (as the same may be amended, supplemented or otherwise modified from time to time, the “Agency Agreement”), between the Issuer and the Agent. Reference is hereby made to the Agency Agreement (copies of which are on file and available for inspection during normal business hours at the offices of the Agent at 10161 Centurion Parkway N. Jacksonville, Florida 32256, Attention: Corporate Trust Administration, or at such other place or places as the Agent shall designate by notice to the holder in whose name this Note is registered on the Security Register (as defined in Section 9 of this Note)), for a statement of the further rights of the Noteholders and the further rights, limitations of rights, duties and indemnities thereunder of the Issuer and the Agent and of the terms upon which this Note is to be authenticated and delivered.
Nothing herein shall impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Note in accordance with its terms.
3.    Ranking. This Note is an unsecured and uninsured direct general obligation of the Issuer and will not be an obligation of, or guaranteed by, Synovus Financial Corp. or any other affiliate of the Issuer. This Note ranks pari passu with all other senior unsecured and unsubordinated indebtedness of the Issuer, except obligations, including domestic (U.S.) deposits, that are subject to any priority or preferences under applicable law.

4.    Payment Procedures.
(a)    Payment of the principal and interest payable on the Maturity Date will be made through the facilities of the Depository or by wire transfer in immediately available funds to a bank account in the United States designated by the holder of this Note, upon presentation and surrender of this Note at the office of the Agent in Jacksonville, Florida or at such other place or places as the Agent shall designate by notice to the Noteholders, provided that this Note is presented to the Agent in time for the Agent to make such payments in such funds in accordance with its normal procedures. Payments of interest (other than interest payable on the Maturity Date) shall be made through the facilities of the Depository in accordance with standing instructions and customary practices on any Interest Payment Date. Interest payable on any Interest Payment Date shall be payable to the holder in whose name this Note is registered at the close of business on the fifteenth calendar day (whether or not a Business Day (as defined below)), immediately preceding such Interest Payment Date (such date being referred to herein as the “Regular Record Date”) for such Interest Payment Date, except that interest not so punctually paid or duly made available to the Agent for payment, if any, will be paid to the holder in whose name this Note is registered at the close of business on a Special Record Date fixed by the Issuer (a “Special Record Date”), notice of which shall be given to the Noteholder not less than ten calendar days prior to such Special Record Date. (The Regular Record Date and Special Record Date are referred to herein collectively as the “Record Dates”). To the extent permitted by applicable law, interest shall accrue, at the rate at which interest accrues on the principal of this Note, on any amount of principal of or interest on this Note not paid when due. All payments on this Note shall be applied first to accrued interest and then the balance, if any, to principal.
(b)    The term “Business Day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions in the City of New York, New York or any place where the Agent has an office or agency in the United States of America are generally authorized or obligated by law or executive order to close.
5.    Form of Payment, Maintenance of Payment Office. Payments of principal of and interest on this Note shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. Until the date on which all of the Notes shall have been surrendered or delivered to the Agent for cancellation or destruction, or become due and payable and a sum sufficient to pay the principal of and interest on all of the Notes shall have been made available for payment and either paid or returned to the Issuer as provided herein and in the Agency Agreement, the Agent shall at all times maintain an office or agency in Jacksonville, Florida where the Notes may be presented or surrendered for payment.
6.    Events of Default; Acceleration; Compliance Certificate. If any of the following events shall occur and be continuing (each an “Event of Default”):
(a)    default in the payment of any interest with respect to this Note when due at maturity or upon early redemption or otherwise, which continues for 30 days;

(b)    default, in the payment of any principal on this Note when due at maturity or upon early redemption or otherwise; or
(c)    whatever the reason for such and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body, the entry by a court having jurisdiction in the premises of:
(i)    a decree or order for relief in respect of the Issuer in an involuntary case or proceeding under any applicable United States federal or state bankruptcy, insolvency, reorganization or other similar law; or
(ii)    a decree or order appointing a conservator, receiver, liquidator, assignee, trustee, sequestrator or any other similar official of the Issuer, or of substantially all of the property of the Issuer, or ordering the winding up or liquidation of the affairs of the Issuer, and in the case of (i) or (ii) the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days; or
(d)    the commencement by the Issuer of a voluntary case or proceeding under any applicable United States federal or state bankruptcy, insolvency, reorganization or other similar law or the commencement of any bankruptcy or insolvency case or proceeding, or the filing by the Issuer of a petition or answer or consent seeking reorganization or relief under any applicable United States federal or state law, or the consent by the Issuer to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Issuer or of substantially all of the property of the Issuer, or the making by the Issuer of an assignment for the benefit of creditors, or the taking of corporate action by the Issuer in furtherance of any such action.
If an Event of Default shall occur and be continuing, the holders of not less than 25% in principal amount of the Notes may declare the principal amount of and accrued interest on the Notes due and payable immediately by written notice to the Issuer. Upon such declaration and notice, such principal amount and accrued interest shall become immediately due and payable with interest on the overdue principal and accrued interest at the rate borne by this Note, to the extent permitted by applicable law. Any Event of Default with respect to this Note may be waived by the holders of not less than a majority in principal amount of the Notes on behalf of the holders of all the Notes.
The Agent, promptly after the receipt of written notice from the Issuer of the occurrence of an Event of Default with respect to this Note, shall transmit to all Noteholders, at their addresses shown on the Security Register, such written notice of Event of Default, unless such Event of Default shall have been cured or waived before the giving of such notice. Prior to any acceleration of this Note, the Noteholders holding not less than a majority in aggregate principal amount of the outstanding Notes may waive such Event of Default. In addition, the Noteholders holding not less than a majority in aggregate principal amount of the outstanding Notes may, at any time after the declaration of acceleration and before any judgment or decree for the payment of the money due has been obtained or entered, waive all past Events of Default and rescind a declaration of acceleration of this Note if (i) the Issuer pays the Agent certain amounts due the Agent plus all matured installments of principal of and interest on this Note (other than installments due by reason of acceleration) and interest on the overdue installments and (ii) all other Events of Default with respect to this Note have been cured or waived.
7.    Optional Redemption. On February 10, 2022 (the “Redemption Date”), the Notes will be redeemable, in whole but not in part, at the option of the Issuer, upon not less than 10 nor more than 60 days’ prior notice given to the holders of the Notes, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus in each case accrued and unpaid interest thereon to the Redemption Date. Notice of any redemption (which notice may be conditional in the Issuer’s discretion on one or more conditions precedent) will be given to each holder of the Notes to be redeemed.
(a)    If money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on the Redemption Date is deposited with the Agent on or before the Redemption Date, then on and after the Redemption Date, interest will cease to accrue on such Notes called for redemption and such Notes will cease to be outstanding. If the Redemption Date is not a Business Day, the Issuer will pay the redemption price on the next Business Day without any interest or other payment due to the delay.
(b)    In the event of redemption, neither the Issuer nor the Agent will be required to (i) issue, register the transfer of, or exchange the Notes during a period beginning at the opening of business 15 days before the day of delivery of a notice of redemption of the Notes selected for redemption and ending at the close of business on the day of delivery of notice of redemption, or (ii) transfer or exchange any Notes.
(c)    Redemption of the Notes will be subject to the receipt of the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the Georgia Department of Banking and Finance (the “GA DBF”) if then required under Federal Reserve or GA DBF regulations, as applicable.
(d)    The Notes are not subject to repayment at the option of the holders of the Notes, in whole or in part, prior to the Maturity Date.
8.    No Sinking Fund. The Notes will not be entitled to any sinking fund or a compensating balance or any other funds or assets subject to a legal right of offset, as defined by applicable state law.
9.    Registration of Transfer, Security Register. Except as otherwise provided on the first page hereof, this Note is transferable in whole or in part, and may be exchanged for a like aggregate principal amount of Notes of other authorized denominations, by the Noteholder in person, or by his, her or its attorney duly authorized in writing, at the office of the Agent in Jacksonville, Florida. The Agent shall maintain a register providing for the registration of the Notes and any exchange or transfer thereof (the “Security Register”). Upon surrender or presentation of this Note for exchange or registration of transfer, the Issuer shall execute and the

Agent shall authenticate and deliver in exchange therefor a Note or Notes of like aggregate principal amount, each in a denomination of $250,000 or any amount in excess thereof in increments of $1,000 and that is or are registered in such name or names requested by the Noteholder. Any Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Agent) be duly endorsed, or accompanied by a written instrument of transfer with such evidence of due authorization and guarantee of signature as may reasonably be required by the Agent in form satisfactory to the Agent in its reasonable opinion, duly executed by the Noteholder or his, her or its attorney duly authorized in writing, and with such tax identification number or other information for each person in whose name a Note is to be issued as the Agent may reasonably request to comply with applicable law.
10.    Charges and Transfer Taxes. No service charge (other than any cost of delivery) shall be imposed for any exchange or registration of transfer of this Note, but the Issuer or the Agent may require the payment of a sum sufficient to cover any stamp or other tax or governmental charge that may be imposed in connection therewith (or presentation of evidence that such tax or charge has been paid).
11.    Ownership. Prior to due presentment of this Note for registration of transfer, the Issuer and the Agent or their agents may treat the person in whose name this Note is registered in the Security Register as the absolute owner of this Note for the purpose of receiving payments of principal of and interest on this Note and for all other purposes whatsoever, whether or not this Note be overdue, and the Issuer and the Agent or their agents shall not be affected by any notice to the contrary.
12.    Notices. All notices to the Issuer under this Note shall be in writing and addressed to the Issuer at c/o Synovus Financial Corp. at 1111 Bay Avenue, Suite 501, Columbus, Georgia 31901, Attention: Chief Financial Officer, or to such other addresses as the Issuer may notify to the Noteholder. All notices to the Agent shall be in writing and addressed to the Agent at the office of the Agent at 10161 Centurion Parkway N. Jacksonville, Florida 32256, Attention: Corporate Trust Administration. All notices to the Noteholders shall be transmitted to each Noteholder at his, her or its address as set forth in the Security Register.
13.    Paying Agent. In acting under the Agency Agreement, the Agent is acting solely as the agent of the Issuer and does not assume any obligation or relationship of agency or trust with the holder of this Note except that money deposited with the Agent will be held in trust for the benefit of the Noteholders until disbursed to the Noteholders, except as provided by the Agency Agreement. Under the terms of the Agency Agreement, the Issuer may remove any Agent and appoint a new Agent in respect of the Notes. The Issuer shall notify, or cause the Agent to notify, the Noteholders of the appointment of any successor Agent.
14.    Denominations. The Notes are issuable only in fully registered form, without coupons, in minimum denominations of $250,000 or any amount in excess thereof in increments of $1,000.
15.    Modification. The Agency Agreement permits, with certain exceptions as therein provided, the amendment thereof and of the Notes, supplements thereto and the modification of the rights and obligations of the Issuer and the rights of the Noteholders under the Agency Agreement and of the Notes at any time by the Issuer with the consent of the Noteholders holding 50% in aggregate principal amount of the Notes at the time outstanding.
16.    Absolute and Unconditional Obligation of the Issuer. No reference herein to the Agency Agreement and no provisions of this Note or of the Agency Agreement shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.
17.    Waiver and Consent.
(a)    Any instrument given by or on behalf of a holder of Notes in connection with any consent to a modification, amendment or supplement to the Agency Agreement will be irrevocable once given and will be conclusive and binding on all subsequent holders of that Note. All modifications, amendments, and supplements to the Agency Agreement or the provisions of the Notes will be conclusive and binding on all holders of the Notes, where or not notation of those modifications, amendments, or supplements is made on the Notes.
(b)    No delay or omission of the Noteholder to exercise any right or remedy accruing upon any Event of Default shall impair such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.
18.    Further Issues.
(a)    The Issuer may, from time to time, without the consent of the Noteholders, create and issue additional notes having the same terms and conditions as the Notes (except for the issue date, issue price and first interest payment date) provided that any such additional notes are fungible with the Notes for U.S. Federal income tax purposes (the “Additional Notes”). Additional Notes will be consolidated and form a single series (including the same CUSIP number) with the previously outstanding Notes. Any such issuance shall be made pursuant to another offering document and will either be registered or issued pursuant to an exemption from registration under the Securities Act of 1933, as amended, or similar laws or regulations.
(b)    No Additional Notes may be issued if an Event of Default with respect to the Notes has occurred and is continuing.
19.    Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York.
20.    No Recourse. No recourse shall be had for the payment of the principal of or the interest on this Note, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Agency Agreement or any amendment or supplement thereto, against any incorporator, stockholder, officer or director, as such, past, present or future, of the Issuer or any successor corporation or bank, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed and attested.

SYNOVUS BANK

By:	/s/ Kevin Blair
Name:	Kevin Blair
Title:	President and Chief Operating Officer

ATTEST:
/s/ Mary Maurice Young
Name: Mary Maurice Young
Title: Deputy General Counsel and Corporate Secretary

This evidences Notes referred to in the within
Mentioned Agency Agreement:
THE BANK OF NEW YORK MELLON
TRUST COMPANY, N.A.,
Not in its individual capacity, but solely
as Agent

By:	/s/ Mitchell L. Brumwell
Name:	Mitchell L. Brumwell
Title:	Vice President

Dated:	February 12, 2020

ABBREVIATIONS
The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-- as tenants in common

TEN ENT	-- as tenants by the entireties

JT TEN	-- as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT --	as Custodian for
	(Cust)	(Minor)
Under Uniform Gifts to Minors Act

(State)

Additional abbreviations may also be used though not in the above list
_____________________________
FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto
PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE

____/_____/____
Please print or type name and address, including zip code of assignee the within Note of SYNOVUS BANK and all rights thereunder and does hereby irrevocably constitute and appoint

_____________________________________Attorney

to transfer the said Note on the books of the within-named Issuer, with full power of substitution in the premises
Dated: ________________________

SIGNATURE GUARANTEED:
NOTICE: The signature to this assignment must correspond
with the name as it appears upon the face of this Note

Schedule 1
SCHEDULE OF INCREASES AND DECREASES IN THE PRINCIPAL AMOUNT OF THIS NOTE
The following increases and decreases in the principal amount of this Note have been made:

Date	Amount of Increase (Decrease) in Principal Amount of this Note	Principal Amount of This Note Following Such Increase (Decrease)	Notation Made by or on Behalf of the Issuer